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                                                                    EXHIBIT 10.7

                              CONSULTING AGREEMENT

         THIS AGREEMENT ("Agreement"') is made and entered into as of April 1, 2003, by and between Karl Storrie ("Storrie") and Dura Automotive Systems, Inc., a Delaware corporation ("Dura").

                                   WITNESSETH:

         WHEREAS, Storrie has, since 1991, rendered valuable services to Dura and materially contributed to the growth, progress and profitability of Dura; and

         WHEREAS, as of January 15, 2003, Storrie no longer holds the executive position of Chief Executive Officer of Dura and now holds the position of Vice-Chairman of the Board of Directors of Dura (the "Board of Directors") and is a member of the Board of Directors; and

         WHEREAS, Storrie has indicated a desire to terminate his employment with Dura effective March 31, 2003; and

         WHEREAS, Dura desires to retain Storrie to serve in a consulting and advisory capacity with Dura, and Storrie desires to be retained by Dura, each upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Dura and Storrie, intending legally to be bound, hereby agree as follows:

         1.       Termination of Employment: Retention, Duties and Acceptance.

         1.1 Termination. Storrie's employment by Dura is hereby terminated effective as of March 31, 2003 (the "Effective Date") without any obligation or liability on the part of either party thereunder, except as provided herein.

         1.2 Retention by Dura. Dura hereby retains Storrie for the term provided in Section 2 to serve as a consultant to Dura, subject to the terms and conditions hereof and to the reasonable direction and control of the Board of Directors. Until the 2003 annual meeting of shareholders, Dura shall continue the appointment of Storrie as Vice-Chairman and member of the Board of Directors, subject to the terms and conditions hereof.

         1.3      Acceptance of Retention by Storrie.

                  (a) Storrie hereby accepts such retention and agrees to render the services referred to in Section 1.2.

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                  (b)      During the Term, Storrie shall devote such time and
efforts as may reasonably be required to the performance of the duties and obligations referred to in this Agreement.

         2,       Term. The term of Storrie's retention, under this Agreement shall commence on the Effective Date (March 31, 2003) and shall end on February 28, 2005 (the "Term"). Notwithstanding the foregoing, the Term shall end on the date of Storrie's death or disability (as defined in Dura's long-term disability plan.)

         3.       Consulting Fee and Benefits.

         3.1 Consulting Fee. Beginning in April, 2003, Dura shall pay to Storrie, and Storrie shall accept from Dura, in consideration for all services to be performed by Storrie, an annual consulting fee equal to $525,000 (the "Consulting Fee"), payable in monthly installments of 543,750.00 on the last business day of each month. Storrie shall not be entitled to any additional fee for serving as a member of the Board of Directors nor any reduction in the Consulting Fee if Storrie shall for any reason cease to be a member of the Board of Directors. The first monthly Installment of the Consulting Fee shall be reduced by the difference between the annual base salary calculated on a per diem basis [$2191.78] paid to Storrie by Dura for the period March 1 through March 31, 2003 and the annual Consulting Fee calculated on a per diem basis [$1438.36], such per diem amount [$753.42] to be multiplied by the number of days in the month of March, resulting in a reduction from the April 2003 payment of $23,356.02.

         3.2 Vested Stock Options. In addition to the Consulting Fee described in Section 3.1 above, Storrie shall retain all options vested as of the Effective Date, as set forth in Column 1 of the attached SCHEDULE A. These options shall continue to have the expiration dates as provided at the time of their issuance, as set forth in Column 2 of the attached SCHEDULE A, and notwithstanding any earlier expiration date set forth in the grant agreement, shall be exercisable until the expiration date set forth in Column 2 of SCHEDULE
A. In the event of Storrie's death prior to the scheduled expiration date, Storrie's estate shall be entitled to exercise such options for 12 months after Storrie's death.

         3.3 Stock Option Grants. In addition to the Consulting Fee described in Section 3.1 above, Dura shall grant to Storrie on the Effective Date, pursuant to Dura's 1998 Stock Incentive Plan (the "Plan"), an option to purchase 120,000 shares of Dura common stock with an exercise price equal to the per share fair market value of Dura's common stock at the close of business on the Effective Date. Dura shall also grant to Storrie, pursuant to the Plan, 75,000 options to purchase Dura common stock on each of the following dates: (a) May 20, 2003; and (b) the annual meeting of shareholders of Dura to be held in May 2004. Each of the options so granted shall immediately vest upon issue and shall expire ten years from the date of issuance.

         The options granted on May 20, 2003 shall have an exercise price equal to the per share fair market value of Dura's common stock at the close of business on May 20, 2003. With respect to the options to be granted in May 2004:
(a) in the event of a Change in Control (as defined by the Plan) prior to the May 2004 grant date, Dura shall grant such options to Storrie immediately prior to the consummation of such Change in Control; and (b) the exercise price of

                                        2

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such options shall be equal to the lesser of (i) the per share fair market value of Dura's common stock at the close of business on the grant date or (ii) 200% of the per share fair market value of Dura's common stock as of the close of business on May 20,2003.

         3.4 Possession of Dura Equipment. Storrie shall retain possession of all Dura-owned equipment in Storrie's possession, including, but limited to, cell phone, computer, Personal Desk Assistant ("PDA") and peripherals, Storrie shall also be entitled to receive reasonable technical assistance from Dura on computer-related issues. Storrie shall also retain access to and full use of Dura computer server during the consulting period to the same extent as present.

         3.5 COBRA. Storrie's current health insurance benefits will terminate on the Effective Date or in accordance with the terms of the plan, whichever is later. Storrie will receive information regarding continuation coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA").

         4. Arbitration of Disputes. Any disputes of any kind regarding this Agreement shall be subject to final and binding arbitration to the extent permitted by law, the arbitrator to be determined by mutual agreement of the parties. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Minnesota, or federal law, or both as applicable to the claim or claims asserted. Storrie shall be entitled to seek specific performance of Storrie's right to be paid pursuant to this Agreement through the Term during the pendency of any dispute or controversy arising under or in connection with this Agreement. If any proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach hereof, the prevailing party shall be entitled to recover reasonable legal and accounting fees, as well as costs and disbursements, in addition to any other relief to which he or it may be entitled.

         5. Indemnification. Dura shall, to the fullest extent to which it is empowered to do so under applicable laws, indemnify Storrie if Storrie is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that he is or was a director, officer, employee or agent of Dura or is or was serving at the request of Dura as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

         Expenses incurred by Storrie in defending a civil, criminal, administrative, investigative or other action, suit or proceeding shall be paid by Dura in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Storrie to repay such amount if it shall ultimately be determined that Storrie is not entitled to be indemnified as authorized by applicable laws or pursuant to this Agreement. The indemnification and advancement provisions set forth in this Agreement shall not be deemed exclusive, but shall be cumulative with all other rights to indemnification or expense advancement which Storrie may be entitled.

         6. Notices. All notices required or permitted hereunder shall be deemed to be duly given if in writing and delivered personally or sent by United States registered or certified mail, return receipt requested, postage pre-paid, addressed as follows:

                  (i)      if to Storrie, to:

                           Karl Storrie
                           385 Gray Woods Lane
                           Lake Angelus, MI 48326

                  (ii)     If to Dura to:

                           Dura Automotive Systems, Inc.
                           2791 Research Drive
                           Rochester Hills, MI 48309
                           Attn: Scott D. Rued

or at such changed addresses as the parties may designate in writing.

         7.       Other Provisions.

                  7.1 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

                  7.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                  7.3 Amendments. No amendments, changes, alterations, modifications, additions and qualifications to the terms of this Agreement shall be made or binding unless made in writing and signed by all the parties hereto.

                  7.4 Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce any such provisions.

                  7.5 Invalidity and Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the enforceability of other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

                  7.6 Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of Minnesota. Any action regarding this Agreement shall be venued in the state or federal courts of Minnesota. Storrie consents to service of process by certified or registered mail, return receipt requested, directed to Storrie at Storrie's address stated in Section 6 of this Agreement.

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                  7.7      Burden and Benefit. This Agreement shall be binding
upon and inure to the benefit of the parties hereto and their heirs, successors and permitted assigns. Storrie may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of Dura, which shall not be withheld unreasonably.

                  7.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

DURA AUTOMOTIVE SYSTEMS, INC.

By: /s/ SCOTT RUED                           Date: MARCH 27, 2003
------------------------------------

Its: Scott Rued
     -------------------------------

KARL STORRIE

/s/ KARL F. STORRIE
------------------------------------         Date: MARCH 27, 2003
Karl Storrie

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

                                   SCHEDULE A

                                    Column 1    Column 2
                                    --------   ----------
                                     Number    Expiration
                                     Vested       Date
                                    --------   ----------
Options granted 8/14/96 @ $14.50      75,000     8/14/06
Options granted 12/17/97 @ $24.50     30,000    12/17/07
Options granted 12/17/98 @ S29.00     90,000    12/17/08
Options granted 12/16/99 @ S17.00    105,000    12/16/09
Options granted 1/22/01 @ S7.50      120,000     1/22/11
Options granted 12/13/01 @ S9.15      12,500    12/13/11